May 10, 2020

Via Email

Jeffrey A. Bailey
P.O. Box 180
Melvin Village, NH 03850

Re: Offer of Employment

Dear Jeffrey:
BioDelivery Sciences International, Inc. (the “Company”) is pleased to extend you an offer of employment as the Interim Chief Executive Officer (“CEO”), reporting to the Board of Directors of the Company (the “Board”), effective May 11, 2020 (the “Effective Date”) and continuing for up to six (6) months from the Effective Date, unless your employment is sooner terminated by you or the Board (the “Term”); provided that you and the Board may mutually agree to extend the Term and your employment on the terms and conditions contained herein or on such new terms and conditions that may be negotiated at such time. The initial terms and conditions of your employment, should you accept this offer, are set forth below.
1.Position. As the Interim CEO, you shall have such powers and duties as may from time to time be prescribed by the Board, which shall include, without limitation, working to identify possible CEO candidates and facilitate the hire of a new CEO (the “New CEO”). In addition, you shall continue to serve as member of the Board during the Term, provided, however, that you shall, upon request of the Board, recuse yourself from any discussions of your employment. During the Term, you shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may continue to engage in the outside activities listed on Exhibit A, and any additional board seats which have been approved by the Board, as long as such activities do not interfere with the performance of your duties to the Company. In addition, you may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the performance of your duties to the Company.
2.Salary. During the Term, the Company will pay you a base salary at the rate of $600,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Base Salary”). As is standard, while being compensated for the Interim CEO role, any cash compensation for your role as a member of the Board will be suspended until the end of the Term, at which point your employment with the Company will end and the cash board compensation will resume, subject to the terms of Section 9 below.
3.Bonus. You will be eligible for a one-time bonus in the amount of $180,000, less applicable deductions and withholdings (the “Bonus”). To earn any portion of the Bonus, (i) the New CEO must commence employment and (ii) you must continue to have a service relationship with the Company on
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the date of payment. To the extent earned, 50% of the Bonus will be paid at the time that annual executive bonuses are paid, and 50% of the Bonus will be paid, subject to the Board’s determination of the New CEO’s satisfactory performance during such CEO’s first six months; such review to be completed by the Board after such six month period.
4.Equity. Subject to approval by the Board, you will receive an option to purchase 160,000 shares of the Company’s common stock (“Performance-Based Options”) and a grant of 40,000 restricted stock units (“Time-Based RSUs”). The exercise price per share for Performance-Based Options will be equal to the volume-weighted average price of the Company’s common stock for the 30-day period preceding the Effective Date. The Performance-Based Options and the Time-Based RSUs will be subject to the following vesting schedule:
(i) (A) up to 50% of the Performance-Based Options will vest following the Board’s year-end review of your performance as CEO in 2020, and (B) up to 50% of the Time-Based RSUs will vest on the first anniversary of the Effective Date; and
(ii) (A) up to 50% of the Performance-Based Options will vest subject to the Board’s determination of the New CEO’s satisfactory performance during such CEO’s first six months, such review to be completed by the Board after such six month period, and (B) up to 50% of the Time-Based RSUs will vest on the second anniversary of the Effective Date.
provided that, in both (i) and (ii), the Board shall determine the actual percentage of vesting, if any, that shall occur; provided further, that you must continue to have a service relationship with the Company on each such vesting date. The Performance-Based Options and the Time-Based RSUs shall be subject to the terms and conditions applicable to equity awards granted under the Company’s 2019 Stock Option and Incentive Plan, as amended from time to time (the “Plan”), as described therein and in the equity award agreements to be executed by you and the Company to evidence the grant of the Performance-Based Options and the Time-Based RSUs. For the avoidance of doubt, nothing herein affects your existing equity awards with the Company, which shall remain in full force and effect, subject to the terms of the Plan and the applicable equity awards (collectively, the “Equity Documents”).
5.Benefits. During the Term, you will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s executive officers. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. Notwithstanding the foregoing, you will not be eligible to accrue any vacation days during the Term. The Company reserves the right to modify, amend or cancel any of its benefits plans or programs at any time.
6.Business Expenses. You shall be entitled to receive prompt reimbursement for all reasonable expenses that you incur during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.
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7.Location. You will be permitted to work remotely from your home office in New Hampshire, provided that, once regular business travel (which has been temporarily suspended due to the COVID-19 pandemic) resumes, you are expected to be at the Company’s Raleigh, NC office as is reasonably necessary to perform the duties of Interim CEO and you may be required to travel elsewhere for business from time to time, consistent with the Company’s business needs. Prior to regular business travel resuming, you agree to make reasonable efforts to be at the Company’s Raleigh, NC office if the Company deems such travel to be essential.
8.At-will Employment. At all times your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Board (excluding yourself). Your last day of employment is referred to herein as the “Date of Termination.” In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”). Other than the Accrued Obligations, you will not be entitled to any compensation from the Company in connection with the ending of your employment.
9.Continued Board Service. During and after the Term, you will continue to serve as a member of the Board, subject to the Company and its stockholders’ removal rights and your resignation rights, and you are required to continue to fulfill your duties as a member of the Board, including, without limitation, attending scheduled Board meetings in person or by telephone, as applicable. As a member of the Board, you will continue to be covered by the Company’s directors and officers insurance policy consistent with the terms of coverage provided to other members of the Board. As stated above, during the Term, your cash compensation from the Company will be limited to the Base Salary and other compensation terms set forth in this letter agreement, and you will not be eligible for any annual cash retainer in connection with your Board service, provided, however, that you will remain eligible during the Term to receive an annual equity award pursuant to the Director Remuneration Policy (the “Compensation Policy”) and any previously granted equity awards will continue to vest in accordance with the Equity Documents. After the Term, provided that you continue to serve as a member of the Board, your service to the Company will be compensated in accordance with the Compensation Policy then in effect.
10.Confidential Information and Restricted Activities. You also will be required to sign, as a condition of your employment, an Employee Confidentiality, Assignment and Nonsolicitation Agreement, a copy of which is enclosed with this letter agreement (the “Restrictive Covenants Agreement”). The obligations under the Restrictive Covenants Agreement are supplemental to, and not in lieu of, your existing confidentiality obligations with respect to your role as a member of the Board. This offer is conditioned on your representation that you are not subject to any confidentiality, noncompetition, nonsolicitation, invention assignment or other agreement that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the
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Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.
11.Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
12.Interpretation and Enforcement. This letter agreement, together with the Restrictive Covenants Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company; provided, however, and notwithstanding the foregoing, the Equity Documents and any indemnification agreement between you and the Company shall remain in full force and effect. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.
13.Assignment. Neither you nor the Company may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this letter agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.
14.Other Terms. By signing this letter agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.
[Signature page follows.]
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We are excited about your willingness to serve as the Interim CEO and look forward to continuing to work with you. You may indicate your agreement with these terms by signing and dating this letter agreement, together with the signed Restrictive Covenants Agreement, and returning them both to me. If you have any questions please do not hesitate to contact me.
Very truly yours,
BIODELIVERY SCIENCES INTERNATIONAL, Inc.

By: Peter Greenleaf
Title: Chairman of the Board
Enclosure: Restrictive Covenants Agreement
I have read and accept this offer:

By: Jeffrey A. Bailey
Dated:

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Exhibit A
•Aileron Therapeutics, Inc – Board of Directors
•Madison Vaccines, Inc – Board of Directors
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